Exhibit 10.1

PILGRIM’S PRIDE CORPORATION
SHORT-TERM MANAGEMENT INCENTIVE PLAN

Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), hereby establishes the Pilgrim’s Pride Corporation Short-Term Management Incentive Plan (the “Plan”).  The purpose of the Plan is to advance the interests of Pilgrim’s Pride Corporation and its stockholders by establishing a direct relationship between the payment of bonuses to certain of the officers and other employees of the Company or its Affiliates (as this term is hereinafter defined) and the financial success of the Company in order to enhance stockholder value.

ARTICLE I.

DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.  The singular pronoun shall include the plural where the context so indicates.

Section 1.1                         –         Affiliate.  “Affiliate” means any entity (a) in which the Company has a significant equity interest, or (b) that directly or through one or more intermediaries is controlled by the Company, in each case, as determined by the Committee.

Section 1.2                         –         Board.  “Board” means the Board of Directors of the Company.

Section 1.3                         –         Bonus Award.  “Bonus Award” shall be a bonus award granted pursuant to and in accordance with the terms and conditions of this Plan.

Section 1.4                         –         Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.5                         –         Committee.  “Committee” shall mean the Compensation Committee of the Board, or such other committee or subcommittee as may be appointed by the Board in accordance with Section 5.1 hereof.

Section 1.6                         –         Common Stock.  “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

Section 1.7                         –         Director.  “Director” shall mean a member of the Board.

Section 1.8                         –         Disability.  “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days.  A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment, such as a treating physician’s written certification, sufficient to satisfy the Board in its discretion.

Section 1.9                         –         Eligible Individual.  “Eligible Individual” shall mean a regular full-time salaried, exempt employee of the Company or any Affiliate who, in the opinion of the Committee, is a employee whose performance can contribute to the successful management and financial success of the Company or an Affiliate.

Section 1.10                          –         Fair Market Value.  “Fair Market Value” shall have the meaning ascribed to such term in the Long Term Incentive Plan.

Section 1.11                          –         GAAP.  “GAAP” shall mean United States generally accepted accounting principles.

Section 1.12                          –         Long Term Incentive Plan.  “Long Term Incentive Plan” shall mean the Pilgrim’s Pride Corporation Long Term Incentive Plan, as amended from time to time.

Section 1.13                          –         Participant.  “Participant” shall mean any Eligible Individual selected by the Committee, in its sole discretion, to be granted the right to earn a Bonus Award.

Section 1.14                          –         Performance Goals.  “Performance Goals” shall have the meaning set forth in Section 2.2 hereof.

Section 1.15                          –         Performance Period. “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and payment of, a Bonus Award.

Section 1.16                          –         Qualified Performance-Based Compensation. “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

ARTICLE II.

BONUS AWARDS

Section 2.1                         –         Participants; Bonus Awards.  The Committee, in its sole discretion, may grant Bonus Awards with regard to any given Performance Period to one or more of the Eligible Individuals the Committee selects.  At the time a Bonus Award is granted pursuant to this Section 2.1, the Committee shall specify the maximum bonus amount to be paid upon the achievement of the Performance Goals established in accordance Section 2.2 hereof, subject to Section 2.4 hereof.

Section 2.2                         –         Performance Goals.  For each Performance Period with regard to which one or more Eligible Individuals is selected by the Committee to receive a Bonus Award, the Committee shall establish in writing one or more objectively determinable Performance Goals for such Bonus Award, based upon one or more of the following performance criteria, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to the results of a peer group: revenue; earnings or net earnings (including earnings before or after any one or more of the following: interest, taxes, depreciation, amortization, restructuring costs or rental expenses); sales; economic value-added; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on capital; earnings per share of Common Stock (including earnings before any one or more of the following: interest, taxes, depreciation, or amortization); return on equity; return on capital; total stockholder return; return on invested capital; return on assets or net assets; return on sales; income or net income (either before or after taxes); operating earnings; operating income or net operating income; operating profit or net operating profit; operating or net profit margin; cost reductions or savings or expense management; funds from operations; appreciation in the Fair Market Value of shares of Common Stock; working capital; market share; productivity; expense; operating efficiency; customer satisfaction; and safety record.

In addition, for Bonus Awards not intended to qualify as Qualified Performance-Based Compensation, the Committee may establish Performance Goals based on other performance criteria as it deems appropriate in its sole discretion.  Depending on the performance criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate, a division or business unit.  The Committee, in its sole discretion, may specify different Performance Goals for each Bonus Award.  For Bonus Awards that are intended to constitute Qualified Performance-Based Compensation, the Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of determining whether and to what extent the specified Performance Goal has been achieved for the Performance Period to the extent the Committee elects not to determine achievement of the Performance Goal in accordance with GAAP or in the event determination of achievement in accordance with GAAP would not satisfy the requirements of Section 162(m) of the Code.

Section 2.3                         –         Adjustments to Performance Goals.  For each Bonus Award, the Committee, in its discretion, may, at the time of grant, specify in the Bonus Award that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals established under Section 2.2 hereof.  Such adjustments may include or exclude one or more of the following: items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items; items related to a change in accounting principles under GAAP; items related to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions, including transaction-related charges and amortization; items attributable to the business operations of any entity acquired by the Company during the Performance Period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under GAAP; taxes; stock-based compensation; non-cash items; and any other items of significant income or expense which are determined to be appropriate adjustments.

Section 2.4                         –         Award Limit.  The maximum aggregate amount of all Bonus Awards intended to constitute Qualified Performance-Based Compensation granted to a Participant with regard to any fiscal year shall not exceed $10,000,000.  For purposes of this Section 2.4, Bonus Award payments made in shares of Common Stock shall count against the aggregate Bonus Award limit based upon the Fair Market Value of such shares on the date the Bonus Award is paid.  For purposes of Bonuses Awards awarded in the Company’s fiscal year beginning September 27, 2009, the amount of the Bonus Awards for achieving 100% of target shall be in accordance with the schedule attached hereto as Attachment A.

Section 2.5                         –         Other Incentive Awards.  The Plan is not the exclusive means for the Committee to award incentive compensation to Participants and does not limit the Committee from making additional discretionary incentive awards.  No employee of the Company or any Affiliate has a guaranteed right to any discretionary bonus as a substitute for a Bonus Award in the event that Performance Goals are not met.

ARTICLE III.

PAYMENT OF BONUS AWARD

Section 3.1                         –         Form of Payment.  Each Participant’s Bonus Award may be paid, at the option of the Committee, in cash, or in Common Stock, or in any combination of cash and Common Stock.  Bonus Award payments made in Common Stock shall be made in accordance with the provisions of the Long Term Incentive Plan.

Section 3.2                         –         Certification.  Following the completion of each Performance Period and, subject to Section 3.4, prior to the distribution of any payment for a Bonus Award intended to constitute Qualified Performance-Based Compensation that is granted under the Plan with respect to such Performance Period, the Committee shall certify in writing whether the applicable Performance Goals were achieved for the Performance Period to which the Bonus Award relates.

Section 3.3                         –         Negative Discretion.  In determining the amount payable to a Participant with respect to the Participant’s Bonus Award that is intended to qualify as Qualified Performance-Based Compensation, the Committee shall have the right, in its sole discretion, to reduce or eliminate (but not increase) the amount otherwise payable under the Bonus Award to take into account recommendation of the Chief Executive Officer of the Company and such additional factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.  In the case of Bonus Awards that are not intended to qualify as Qualified Performance-Based Compensation, the Committee shall retain the right, in its sole discretion, to reduce, increase or eliminate, the amount otherwise payable under the under the Bonus Award.  Anything to the contrary in the foregoing notwithstanding, in no event shall any such reduction or elimination of the amount payable under a Bonus Award contemplated in the foregoing sentences increase the amount payable under a Bonus Award that is intended to qualify as a Qualified Performance-Based Compensation.

Section 3.4                         –         Timing of Payment.  Unless otherwise determined by the Committee, each Bonus Award shall be paid as soon as practicable after the Committee certifies in writing that the Performance Goals specified for such Bonus Award were in fact satisfied; provided, however, that unless the Participant is eligible for (as determined by the Committee in its sole discretion) and has elected to defer receipt of a portion or all of the payment of the Bonus Award in accordance with the terms of the applicable deferred compensation plan of the Company, any Bonus Award that has been earned shall be paid within such period that would allow the payment to satisfy the “short-term deferral period,” within the meaning of Section 409A of the Code.

Section 3.5                         –         Employment Termination.  If a Participant’s employment with the Company (or any of its Affiliates, as applicable) is terminated for any reason other than death or Disability prior to the end of the Performance Period to which a Bonus Award relates, all of the Participant’s rights under the Plan shall terminate and the Participant shall not have any right to receive any further payments with respect to any Bonus Award granted under the Plan; provided, however, that the Committee may, in its sole discretion, provide for full or partial payment of the Bonus Award upon a Participant’s employment termination for any reason prior to the completion of a Performance Period to which a Bonus Award relates, provided the payment of the Bonus Award is made in compliance with Section 409A of the Code, and, in the case of a Bonus Award that is intended to qualify as Qualified Performance-Based Compensation, such payment would not prevent the Bonus Award to so qualify.  The Committee, in its discretion, may determine what portion, if any, of the Participant’s Bonus Award under the Plan should be paid if the Participant’s employment has been terminated by reason of death or Disability.

ARTICLE IV.

SECTION 162(M) OF THE CODE

Section 4.1                         –         Qualified Performance-Based Compensation.  The Committee, in its discretion, may determine whether a Bonus Award is to qualify as Qualified Performance-Based Compensation, and may take such actions as it may deem necessary to ensure that such Bonus Award will so qualify.  Any such Bonus Award shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) and any Treasury Regulations or rulings issued thereunder that are requirements for qualifications as Qualified Performance-Based Compensation, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

Section 4.2                         –         Performance Goals.

(a) The Committee may, in its discretion, establish the specific Performance Goal or Goals under Section 2.2 hereof that must be achieved in order for a Participant to become eligible to receive a Bonus Award payment (including any specific adjustments to be made under Section 2.3 hereof).  The Performance Goals (including any adjustments) shall be established in writing by the Committee; provided, however, that the achievement of such Performance Goals shall be substantially uncertain at the time such Performance Goals are established in writing.

(b) With respect to any Bonus Award that the Committee determines should qualify as Qualified Performance-Based Compensation, the applicable Performance Goals described in Section 2.2 hereof (including any adjustments to be made under Section 2.3 hereof) shall be established in writing no later than the 90th day following the commencement of the Performance Period to which the Performance Goals relate; provided, however, that in no event shall the Performance Goals be established after 25% of the Performance Period (as scheduled in good faith at the time the Performance Goals are established) has elapsed.

ARTICLE V.

ADMINISTRATION

Section 5.1                         –         Committee.

(a) For Bonus Awards that are intended to qualify as Qualified Performance-Based Compensation, the Committee shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom constitutes an “outside director” within the meaning of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder.  In the case of Bonus Awards that are not intended to constitute Qualified Performance-Based Compensation, the Committee may consist of two or more Directors appointed by and holding office at the pleasure of the Board; provided, that, to the extent permitted by applicable law, the Committee may also consist of one or more officers of the Company in the case of Bonus Awards not intended to constitute Qualified Performance-Based Compensation granted to Eligible Individuals who are not (i) subject to Section 16 of the Exchange Act of 1934, as amended, (ii) officers of the Company who have been appointed to serve on the Committee as contemplated hereunder.

(b) Unless otherwise provided in the Company’s certificate of incorporation or by-laws or in the charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment.  Committee members may resign at any time by delivering written notice to the Board.  Vacancies in the Committee shall be filled by the Board.

Section 5.2                         –         Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions.  The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee.

Section 5.3                         –         Determinations of the Committee or the Board.  All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons.  No members (or former members) of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the Plan or any Bonus Award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.  The Committee may employ such accountants, legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any counsel or consultant and any computation received from any consultant or agent.

Section 5.4                         –         Majority Rule; Unanimous Written Consent.  The Committee shall act by a majority of its members in office.  The Committee may act either by majority vote at a meeting or by a written consent or other written instrument signed by all of the members of the Committee.

ARTICLE VI.

OTHER PROVISIONS

Section 6.1                         –         Amendment, Suspension or Termination of the Plan.  This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee.  However, with respect to Bonus Awards granted under the Plan which the Committee determines should constitute Qualified Performance-Based Compensation, no action of the Board or the Committee may modify the Performance Goals (or adjustments) applicable to any outstanding Bonus Award, to the extent such modification would cause the Bonus Award to fail to constitute Qualified Performance-Based Compensation.

Section 6.2                         –         Effective Date.  This Plan shall be effective with respect to the Company’s fiscal year beginning September 27, 2009, subject to, and conditioned upon, the issuance of an order of the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, or another court having jurisdiction over the case pending under Chapter 11 of the United States Bankruptcy Code wherein the Company is debtor and debtor-in-possession, approving the terms of this Plan in the form hereof.  The Committee may grant Bonus Awards at any time on or after the date the Plan becomes effective, provided that any Bonus Award that is intended to constitute Qualified Performance-Based Compensation shall not be paid unless and until the Plan is approved by the Company’s stockholders in accordance with Section 6.3 hereof.

Section 6.3                         –         Approval of Plan by Stockholders.

(a) This Plan shall be submitted for the approval of the Company’s stockholders as soon practicable following the date the Plan becomes effective.

(b) The Plan shall be subject to reapproval by the stockholders of the Company not later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders last approved the Plan, as required under the Treasury Regulations pursuant to Section 162(m) of the Code.  In the event that the Plan is not so reapproved, no Bonus Award that is granted after the date contemplated by the foregoing sentence and that is intended to constitute Qualified Performance-Based Compensation shall become payable.

Section 6.4                         –         No Fiduciary Relationship.  The Board and the officers of the Company shall have no duty to manage or operate in order to maximize the benefits granted to the Participants hereunder, but rather shall have full discretionary power to make all management and operational decisions based on their determination of their respective best interests.  This Plan shall not be construed to create a fiduciary relationship between such Board or the officers of the Company and the Participants.

Section 6.5                         –         Governing Law.  This Plan, and all controversies arising thereunder or related thereto, shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflict of laws that would apply any other law.

Section 6.6                         –         No Employment Guarantee.  Nothing in this Plan shall be construed as an employment contract or a guarantee of continued employment.  The rights of any Participant shall only be those as are expressly set forth in this Plan.

Section 6.7                         –         General Creditor Status.  The Participants shall, in no event, be regarded as standing in any position, if at all, other than as a general creditor of the Company with respect to any rights derived from the existence of the Plan and shall receive only the Company’s unfunded and unsecured promise to pay benefits under the Plan.

Section 6.8                         –         Nonalienation of Benefits.  Except as expressly provided herein, no Participant or his beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan.  The Company’s obligation under this Plan are not assignable or transferable except to a corporation that acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated.  The provisions of the Plan shall inure to the benefit of each Participant and his beneficiaries, heirs, executors, administrators or successors in interest.

Section 6.9                         –         Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

Section 6.10                         –         Code Section 409A.  The grant and payment of the Bonus Awards are intended to be exempt from Section 409A of the Code under the short-term deferral exception available under Section 409A of the Code, or, to the extent the receipt of payment of the Bonus Awards is deferred in accordance with Section 3.4 hereof, are intended to comply with Section 409A of the Code, and the Plan shall be administered, and any ambiguities thereunder shall be interpreted, consistent with the foregoing.  In furtherance of this interest, any provision in the Plan to the contrary notwithstanding, the Committee may amend the terms of the Plan and/or of an outstanding Bonus Award, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Bonus Award from or to allow any such Bonus Award to comply with Section 409A of the Code, but only to the extent that any such amendments or action by the Board would not violate Section 409A of the Code.  Anything in the foregoing to the contrary notwithstanding, the Company shall have no liability to a Participant or any other party if the Bonus Award that is intended to be exempt from or comply with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.  The Company makes no representation that any Bonus Award is exempt from or complies with Section 409A of the Code.

Section 6.11                         –         Tax Withholding.  The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with a Bonus Award.

*  *  *  *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Pilgrim’s Pride Corporation on September 15, 2009.

*  *  *  *  *

I hereby certify that the foregoing Plan was approved by the stockholders of Pilgrim’s Pride Corporation on December 1, 2009 and by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, pursuant to a joint Chapter 11 plan of reorganization pursuant to Section 1121(a) of the United States Code, on December 10, 2009.

Executed on this 28th day of December, 2009.

                                          /s/ Don Jackson
                                           Don Jackson, Chief Executive Officer and President

ATTACHMENT A

FY2010 Approved Target Bonus Award Amounts (% of Base Salary)
CEO & CFO	100%
EVP Operations	75%
EVP Sales and Marketing	75%
EVP Human Resources	70%
SVP and SRVP	70%
VP	40%
Complex Manager Grade 11	30%
Other Grade 11 and 12	30%
Grade 10	25%
Grade 9	20%
Grade 8	15%
Grade 7	10%
Grade 6	10%
Grade 5	8%
Grade 4	8%
Grade 1, 2 & 3	5%